                                                                     EXHIBIT 12
                  PARK ELECTROCHEMICAL CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (IN THOUSANDS, EXCEPT RATIOS)

                                      FISCAL YEAR ENDED              NINE MONTHS ENDED
                          ------------------------------------------ -----------------
                          MAR. 3, MAR. 1, FEB. 28, FEB. 27, FEB. 26,     NOV. 26,
                           1991    1992     1993     1994     1995         1995
                          ------- ------- -------- -------- -------- -----------------
Earnings before income
 taxes and extraordinary
 item...................  $2,907  $1,923   $3,075  $12,845  $27,501       $27,207
Add:
 Interest on
  indebtedness..........   2,866   2,758    2,203    2,595      552            91
 Portion of rent
  representative of
  interest factor.......     472     488      585      714      742           567
                          ------  ------   ------  -------  -------       -------
Earnings as adjusted....  $6,245  $5,169   $5,863  $16,154  $28,795       $27,865
                          ======  ======   ======  =======  =======       =======
Fixed Charges:
 Interest on
  indebtedness..........  $3,116  $2,915   $2,626  $ 2,588  $   431       $   --
 Portion of rent
  representative of
  interest factor.......     472     488      585      714      742           567
                          ------  ------   ------  -------  -------       -------
Total fixed charges.....  $3,588  $3,403   $3,211  $ 3,302  $ 1,173       $   567
                          ======  ======   ======  =======  =======       =======
Ratio of earnings to
 fixed charges (1)......    1.74    1.52     1.83     4.89    24.55         49.14
                          ======  ======   ======  =======  =======       =======

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(1) For the purpose of calculating the ratio of earnings to fixed charges, (i)
    earnings consist of consolidated earnings before income taxes plus fixed charges and (ii) fixed charges consist of interest expense incurred and the portion of rental expense under leases deemed by the Company to be representative of the interest factor.